UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2013
Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611

(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)

On August 24, 2013, Sean F. Orr, age 59, was appointed to serve as the Chief Financial Officer and Treasurer of Accretive Health, Inc. (the “Company”), effective as of August 26, 2013. Since June 2011, Mr. Orr has served as a director of Value Vision Media, Inc., a publicly traded direct-to-consumer retailer, where he is a member of the Audit Committee and the Human Resources and Compensation Committee, and is the Chairman of the Finance Committee. From July 2012 to December 2012, Mr. Orr served as Senior Vice President and Chief Financial Officer at Maxum Petroleum, Inc., an energy logistics company that markets and distributes refined petroleum products to commercial and industrial customers. From April 2009 until June 2012, Mr. Orr operated his own consulting business that focused on mergers and acquisitions consulting. From February 2007 until March 2009, Mr. Orr served as President and Chief Financial Officer at Dale and Thomas Popcorn, LLC, a consumer snack food business. During 2006, Mr. Orr was a partner at Tatum Partners, LLC, an executive services firm. From 2004 through 2005, Mr. Orr was focused on private investing and family activities. From 1999 until 2003, he served as Executive Vice President and Chief Financial Officer of The Interpublic Group of Companies, a parent of global advertising and public relations firms, where he was also a member of the Board of Directors and Chairman of the Board's Finance Committee. From 1994 until 1999, he served as Senior Vice President and Controller at PepsiCo and Executive Vice President and Chief Financial Officer of its Frito-Lay division. From 1990 until 1994, Mr. Orr served as Vice President and Controller at Reader's Digest. From 1976 until 1990, Mr. Orr worked at KPMG, serving as a partner from 1986 until 1990.

In connection with his appointment, Mr. Orr and the Company entered into an offer letter agreement providing for at-will employment for an indefinite term, an annual base salary of $450,000, an annual target bonus opportunity of $350,000, and eligibility to participate in the employee benefit programs of the Company generally available to senior executives of the Company. In addition, Mr. Orr will be paid a $50,000 transition bonus, and will be entitled to relocation benefits commensurate with his position in accordance with the Company's relocation program.

Pursuant to the offer letter agreement, contemporaneously with the commencement of his employment with the Company as the Chief Financial Officer and Treasurer, Mr. Orr will be granted a nonstatutory stock option to purchase up to 300,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the Company's common stock on the grant date (the “Option Award”). The Option Award will vest twenty-five percent (25%) each year over four years, subject to continued service with the Company. The Option Award will be issued pursuant to the Company's 2010 Stock Incentive Plan.

In the event that Mr. Orr's employment with the Company is terminated by the Company without cause, in addition to any earned but unpaid salary and his accrued and vested benefits under the employee benefit programs of the Company which are payable upon any termination of employment, Mr. Orr will also be entitled to receive continued salary and health benefits for a period of twelve (12) months following the date of such termination, subject to Mr. Orr's timely execution of a general release of claims in favor of the Company and its affiliates;

Mr. Orr is subject to non-competition and non-solicitation covenants that prohibit him from engaging in certain restricted activities (including competition and solicitation of employees and customers of the Company) for 12 months (in the case of the non-competition covenant) or 18 months (in the case of the non-solicitation covenant) following his termination of service with the Company. Mr. Orr is also subject to confidentiality restrictions and inventions assignment obligations applicable during and after the period of his service with the Company that protect the Company's proprietary information.

In addition, the Company has entered into an indemnification agreement with Mr. Orr in the form that the Company has entered into with its directors and other executive officers. Such agreement provides that the Company will indemnify Mr. Orr to the fullest extent permitted by law for claims arising in his capacity as an executive officer of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Orr, the Company will be required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

(b)

On August 26, 2013, John T. Staton resigned as Chief Financial Officer and Treasurer of the Company. Mr. Staton will remain with the Company and will assume the role of Senior Vice President, Provider Business Solutions, leading the Company's solutions development team for its revenue cycle management services offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.
Date:	August 26, 2013	By:	/s/ Daniel A. Zaccardo
Daniel A. Zaccardo
Senior Vice President, General Counsel and Corporate Secretary